EXHIBIT 5

WOLFF & SAMSON PC

One Boland Drive

West Orange, New Jersey 07052

(973) 325-1500

January 23, 2015

PFSweb, Inc.

505 Millennium Drive

Allen, TX 75013

Re:	Form S-8 Registration Statement—

2005 Employee Stock and Incentive Plan

Non-Employee Director Stock Option and Retainer Plan

Ladies and Gentlemen:

We have acted as counsel for PFSweb, Inc., a Delaware corporation (the “Corporation”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 1,700,000 shares of the Corporation’s Common Stock, $.001 par value (“Common Stock”), that may be issued pursuant to the PFSweb, Inc. 2005 Employee Stock and Incentive Plan (the “Employee Plan”) and 10,164 shares of the Common Stock that may be issued pursuant to outstanding options issued under the PFSweb, Inc. Non-Employee Director Stock Option and Retainer Plan (the “Outside Director Plan” and collectively with the Employee Plan, the “Plans”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Plans, the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Restated Bylaws of the Corporation, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, in each case as of the date hereof, and we do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the 1,710,164 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Plans, when issued in accordance with the terms and conditions of the Plans, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WOLFF & SAMSON PC